Supplement to Prospectus Dated May 3, 1999
                       Supplement dated February 29, 2000

This Supplement should be retained with the current Prospectus for your variable annuity contract issued by American Skandia Life Assurance Corporation ("American Skandia"). If you do not have a current prospectus, please contact American Skandia at 1-800-SKANDIA.

AST Janus Overseas Growth Portfolio/Sub-account

Effective March 1, 2000, the AST Janus Overseas Growth portfolio will no longer be offered as a Sub-account under the Annuity, except as noted below. Existing contracts with Account Value allocated to the AST Janus Overseas Growth Sub-account as of February 29, 2000 may continue to allocate Account Value and make transfers into the AST Janus Overseas Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. Contracts issued on or after March 1, 2000 will not be allowed to allocate Account Value to the AST Janus Overseas Growth Sub-account unless the contract application was postmarked on or before February 29, 2000 and included instructions to allocate Account Value to the AST Janus Overseas Growth Sub-account.

The AST Janus Overseas Growth Sub-account may be offered to new Contract Owners at some future date; however, at the present time, American Skandia has no intention to do so.

ASAP / ASAP II / ASXT / ASL / AS Pro / ASI / CH2 (02/29/2000)
                                                           VA SUPP. (02/29/2000)